                                                                     EXHIBIT 10b


                                                                  EXECUTION COPY

================================================================================

                        3-YEAR REVOLVING CREDIT AGREEMENT

                            dated as of June 26, 2002

                                      among

                               ARVINMERITOR, INC.,

                  THE LENDERS FROM TIME TO TIME PARTIES HERETO,

                                  BANK ONE, NA
                              (Main Office Chicago)
                            as Administrative Agent,

                              JP MORGAN CHASE BANK
                              as Syndication Agent

                                       and

                         DEUTSCHE BANK SECURITIES INC.,

                               CITICORP USA, INC.,

                                       and

                                UBS WARBURG LLC,
                             as Documentation Agents

================================================================================
                         BANC ONE CAPITAL MARKETS, INC.

                                       and

                           JP MORGAN SECURITIES, INC.

                 as Joint Lead Arrangers and Joint Book Runners

================================================================================

                           SIDLEY AUSTIN BROWN & WOOD
                                 Bank One Plaza
                            10 South Dearborn Street
                             Chicago, Illinois 60603

                                TABLE OF CONTENTS


                                    ARTICLE I
                                   DEFINITIONS

1.1.   Defined Terms                                                                            1


                                   ARTICLE II
                                   THE CREDITS

2.1.   Commitments                                                                             15
2.2.   [Intentionally Omitted].                                                                16
2.3.   Repayment of Revolving Credit Loans; Evidence of Debt.                                  16
2.4.   Procedures for Revolving Credit Borrowing                                               16
2.5.   Termination or Reduction of Commitment                                                  17
2.6.   Facility, Utilization and Agent Fees                                                    17
2.7.   Optional and Mandatory Principal Payments on All Loans.                                 17
2.8.   Conversion and Continuation of Outstanding Advances                                     18
2.9.   Interest Rates; Interest Payment Dates; Interest and Fee Basis                          19
2.10.  Changes in Interest Rate, etc                                                           19
2.11.  Rates Applicable After Default                                                          19
2.12.  Pro Rata Payment, Method of Payment                                                     20
2.13.  Telephonic Notices                                                                      20
2.14.  Notification of Advances, Interest Rates, Prepayments and Commitment Reductions         20
2.15.  Lending Installations                                                                   20
2.16.  Non-Receipt of Funds by the Administrative Agent                                        21
2.17.  Application of Payments with Respect to Defaulting Lenders                              21


                                   ARTICLE III
                         CHANGE IN CIRCUMSTANCES, TAXES

3.1.  Yield Protection                                                                         21
3.2.  Changes in Capital Adequacy Regulations                                                  22
3.3.  Availability of Types of Advances                                                        22
3.4.  Funding Indemnification                                                                  23
3.5.  Lender Statements; Survival of Indemnity                                                 23
3.6.  Taxes                                                                                    23
3.7.  Substitution of Lender                                                                   25


                                   ARTICLE IV
                              CONDITIONS PRECEDENT

4.1.  Initial Advances                                                                         25
4.2.  Each Advance                                                                             27


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

5.1.  Corporate Existence and Standing                                                         27
5.2.  Authorization and Validity                                                               27
5.3.  No Conflict; Government Consent                                                          28
5.4.  Financial Statements                                                                     28

5.5.  Material Adverse Change                                                                  28
5.6.  Taxes                                                                                    28
5.7.  Litigation and Contingent Obligations                                                    28
5.8.  Subsidiaries                                                                             29
5.9.  ERISA                                                                                    29
5.10. Accuracy of Information                                                                  29
5.11. Regulation U                                                                             29
5.12. Material Agreements                                                                      29
5.13. Compliance With Laws                                                                     29
5.14. Plan Assets; Prohibited Transactions                                                     29
5.15. Environmental Matters                                                                    29
5.16. Investment Company Act                                                                   30
5.17. Public Utility Holding Company Act                                                       30


                                   ARTICLE VI
                                    COVENANTS

6.1.  Financial Reporting                                                                      30
6.2.  Use of Proceeds                                                                          31
6.3.  Notice of Default                                                                        31
6.4.  Conduct of Business                                                                      32
6.5.  Taxes                                                                                    32
6.6.  Insurance                                                                                32
6.7.  Compliance with Laws                                                                     32
6.8.  Maintenance of Properties                                                                32
6.9.  Inspection                                                                               32
6.10. Priority Indebtedness                                                                    32
6.11. Merger                                                                                   32
6.12. Sale of Assets                                                                           33
6.13. Conduct of Business; Investments and Acquisitions                                        33
6.14. Liens                                                                                    34
6.15. Transactions with Affiliates and Joint Ventures                                          35
6.16. Contingent Obligations                                                                   36
6.17. Sale and Leaseback                                                                       36
6.18. Subordinated Indebtedness; Restricted Payments                                           36
6.19. Guarantees                                                                               36
6.20. Debt Ratio                                                                               36
6.21. Fixed Charge Coverage Ratio                                                              36
6.22. Financial Contracts                                                                      36


                                   ARTICLE VII
                                    DEFAULTS

7.1.  Defaults                                                                                 36
                                  ARTICLE VIII
                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.  Acceleration                                                                             38
8.2.  Amendments.                                                                              39
8.3.  Preservation of Rights                                                                   39

                                   ARTICLE IX
                               GENERAL PROVISIONS

9.1.   Survival of Representations                                                             40
9.2.   Governmental Regulation                                                                 40
9.3.   Taxes                                                                                   40
9.4.   Headings                                                                                40
9.5.   Entire Agreement                                                                        40
9.6.   Several Obligations; Benefits of this Agreement                                         40
9.7.   Expenses; Indemnification                                                               40
9.8.   Numbers of Documents                                                                    41
9.9.   Accounting                                                                              41
9.10.  Severability of Provisions                                                              41
9.11.  Nonliability of Lenders                                                                 41
9.12.  Confidentiality                                                                         42
9.13.  Nonreliance                                                                             42


                                    ARTICLE X
                                   THE AGENTS

10.1.  Appointment; Nature of Relationship                                                     43
10.2.  Powers                                                                                  43
10.3.  General Immunity                                                                        43
10.4.  No Responsibility for Loans, Recitals, etc                                              43
10.5.  Action on Instructions of Lenders                                                       44
10.6.  Employment of Agents and Counsel                                                        44
10.7.  Reliance on Documents; Counsel                                                          44
10.8.  Agents' Reimbursement and Indemnification                                               44
10.9.  Notice of Default                                                                       44
10.10. Rights as a Lender                                                                      45
10.11. Lender Credit Decision                                                                  45
10.12. Successor Agents                                                                        45
10.13. No Duties Imposed Upon Syndication Agent, Documentation Agent or Arranger               45


                                   ARTICLE XI
              SETOFF; ADJUSTMENTS AMONG LENDERS; APPOINTED LENDERS

11.1.  Setoff                                                                                  46
11.2.  Ratable Payments                                                                        46
11.3.  Application of Payments                                                                 46
11.4.  Appointed Lenders                                                                       47


                                   ARTICLE XII
                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.  Successors and Assigns                                                                  48
12.2.  Participations.                                                                         48
12.3.  Assignments.                                                                            49
12.4.  Dissemination of Information                                                            50
12.5.  Tax Treatment                                                                           50

                                  ARTICLE XIII
                                     NOTICES

13.1.  Notices                                                                                 50
13.2.  Change of Address                                                                       50


                                   ARTICLE XIV
                                  COUNTERPARTS

14.1.  Counterparts                                                                            50
                                   ARTICLE XV
     CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL, JUDGMENT
                                    CURRENCY

15.1.  CHOICE OF LAW                                                                           51
15.2.  WAIVER OF JURY TRIAL                                                                    51
15.3.  Submission To Jurisdiction; Waivers                                                     51
15.4.  Acknowledgments                                                                         51

Exhibits

EXHIBIT A         --       Form of Promissory Note
EXHIBIT B         --       Form of Compliance Certificate
EXHIBIT C         --       Form of Borrower's Counsel's Opinion
EXHIBIT D         --       Form of Written Money Transfer Instructions
EXHIBIT E         --       Form of Assignment Agreement
EXHIBIT F         --       List of Closing Documents
EXHIBIT G         --       Appointment Agreement
EXHIBIT H         --       Pricing Schedule


                                    SCHEDULES

Schedule 1        --       Commitments
Schedule 2        --       Litigation
Schedule 3        --       Subsidiaries
Schedule 4        --       ERISA

     THIS 3-YEAR REVOLVING CREDIT AGREEMENT (this "AGREEMENT"), dated as of June 26, 2002, among ARVINMERITOR, INC., an Indiana corporation (the "BORROWER"), the lenders from time to time parties hereto (the "Lenders"), BANK ONE, NA, having its principal office in Chicago, Illinois, as administrative agent for the Lenders (the "ADMINISTRATIVE AGENT"), JP MORGAN CHASE BANK, as syndication agent for the Lenders (the "SYNDICATION AGENT"), and Deutsche Bank SECURITIES INC., CITICORP USA, INC. AND UBS WARBURG LLC as documentation agents for the Lenders (the "DOCUMENTATION AGENTS").

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I
                                   DEFINITIONS

     1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

     "Administrative Agent" means Bank One in its capacity as administrative agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to
Article X.

     "Advance" means a borrowing hereunder (or continuation or conversion thereof) consisting of the several Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term "control" (including the correlative terms "controlled" and "controlling") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract and otherwise; provided that under no circumstance shall the Administrative Agent, the Syndication Agent or any of the Lenders be deemed to be Affiliates of the Borrower or vice versa.

     "Agents" shall mean, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agents.

     "Aggregate Commitments" means the aggregate amount of the Commitments of all of the Lenders, which amount shall not exceed Four Hundred Million Dollars ($400,000,000), as such number may be reduced pursuant to Section 2.5.

     "Aggregate Outstandings" means as at any date of determination with respect to any Lender, the sum of the aggregate unpaid principal amount of such Lender's Loans.

     "Agreement" means this credit agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect on June 1, 2001 in the United States; provided that, if any changes in generally accepted accounting principles are required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants after the Closing Date and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein ("Accounting Changes"), the parties hereto agree, at the Borrower's request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower's and its Subsidiaries' financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as in effect on June 1, 2001, but giving effect to the Accounting Changes addressed in such amendment.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

     "Applicable Margin" means the amounts set forth in the Pricing Schedule on Exhibit H hereto.

     "Appointed Lender" means, with respect to each Appointing Lender, each Eligible Appointee designated by such Appointing Lender pursuant to Section 11.4.

     "Appointing Lender" means, with respect to each Appointed Lender, the Lender that designated such Appointed Lender pursuant to Section 11.4.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Arvin" means Arvin Industries, Inc., an Indiana corporation.

     "Assignment" is defined in Section 12.3.1.

     "Authorized Officer" means any of the Chairman and Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, Vice President and Treasurer and any Assistant Treasurer of the Borrower or any person designated by any such Person in writing to the Administrative Agent from time to time, acting singly.

     "Available Commitment" means at any date of determination with respect to any Lender, an amount in U.S. Dollars equal to the excess, if any, of (a) the amount of such Lender's Commitment in effect on such date over (b) the Aggregate Outstandings of such Lender on such date.

     "Bank Book" means the Confidential Information Memorandum dated May 2002 relating to this Agreement and the concurrent amendment to the 5-Year Revolving Credit Agreement.

     "Bank One" means Bank One, NA, having its principal place of business in Chicago, Illinois, in its individual capacity, and its successors.

     "Borrower" is defined in the preamble hereto.

     "Borrowing Date" means any Business Day specified in a notice pursuant to
Section 2.4 as a date on which the Borrower requests the Lenders to make Loans hereunder.

     "Business Day" means (a) when such term is used to describe a day on which a borrowing, payment or interest rate determination is to be made in respect of a Eurodollar Loan, such day shall be a London Banking Day; and (b) when such term is used in any context in this Agreement (including as described in the foregoing clause (a)), such term shall mean a day which, in addition to complying with any applicable requirements set forth in the foregoing clause
(a), is a day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

     "Capital Expenditures" means, for any period, the aggregate of all expenditures by the Borrower and its consolidated Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, Equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Borrower and its Subsidiaries (which shall include, without limitation, Capitalized Leases).

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a limited liability company, membership interests, (iv) in the case of a partnership, partnership interests (whether general or limited) and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided, however, that "Capital Stock" shall not include any debt securities convertible into equity securities prior to such conversion.

     "Change in Control" means any event or series of events by which:

          (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of thirty percent (30%) or more of the voting power of the then outstanding Capital Stock of the Borrower entitled to vote generally in the election of the directors of the Borrower;

          (ii) during any period of twelve (12) consecutive calendar months, the board of directors of the Borrower shall cease to have as a majority of its members individuals who either: (a) were directors of the Borrower on the first day of such period, or (b) were elected or nominated for election to the board of directors of the Borrower at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of the Borrower on the first day of such period, or whose election or nomination for election was so approved; or

          (iii) the Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any person, or any corporation consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other Property.

     "Closing Date" means the date of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Combined Commitment" means the sum of (1) the aggregate of the "Commitments" under the 5-Year Revolving Credit Agreement (which, after such "Commitments" have been terminated, shall be based on the aggregate of such "Commitments" immediately prior to such termination) and (2) the aggregate of the Commitments hereunder (which, after the Commitments have been terminated shall be based on the aggregate of the Commitments immediately prior to such termination).

     "Combined Utilized Amount" means the sum of (1) the Aggregate Outstandings of all the Lenders and (2) the "Aggregate Ratable Outstandings" of all the "Lenders" plus the "Aggregate Non- Pro Rata Outstandings" of all the "Lenders" under and as defined in the 5-Year Revolving Credit Agreement excluding any amounts attributable to outstanding "Multicurrency Swing Line Loans" as defined therein or any of the Lender's funded participations in or obligations to purchase participations in such Multicurrency Swing Line Loans.

     "Commitment" means, as to any Lender at any time, its obligation to make Revolving Credit Loans to the Borrower in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender's name in
Schedule 1 under the heading "Commitment" or as otherwise established pursuant to Section 12.3, as such amount may be reduced from time to time pursuant to
Section 2.5, 12.3 and the other applicable provisions hereof and "Commitments" means the aggregate of all the Lenders' Commitments.

     "Commitment Percentage" means as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the Aggregate Commitments of all Lenders (or, if the Commitments have terminated or expired, the percentage which (a) the Aggregate Outstandings of such Lender at such time then constitutes of (b) the Aggregate Outstandings of all Lenders at such time).

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss and shall include, without limitation, the contingent liability of such first Person under any letter of credit for which such first Person is in any way liable, but shall exclude any contingent liability with respect to trade letters of credit used to finance inventory or equipment obtained in the ordinary course of business.

     "Conversion/Continuation Notice" is defined in Section 2.8.

     "Debt Ratio" means, as of the last day of any fiscal quarter commencing with the fiscal quarter ending June 30, 2002, the ratio of (a) Total Debt to (b) EBITDA for the four consecutive fiscal quarters then ended on such date.

     "Default" means an event described in Article VII.

     "Defaulting Lender" means any Lender that on any Borrowing Date fails to make available to the Administrative Agent such Lender's Loans required to be made to the Borrower on such Borrowing Date.

     "Designated Financial Officer" means, the Borrower's chief financial officer, treasurer, assistant treasurer or controller.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Facility Termination Date.

     "Documentation Agent" means each of Deutsche Bank Securities Inc., Citicorp USA, Inc. and UBS Warburg LLC, in their respective capacities as documentation agents for the Lenders pursuant to Article X, and not in their individual capacities as Lenders, and any successor Documentation Agent appointed pursuant to Article X.

     "Dollars", "U.S. Dollars" and "$" means dollars in lawful currency of the United States of America.

     "EBITDA" means for any period, the sum of (a) the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period determined in conformity with Agreement Accounting Principles, plus (b) to the extent deducted in determining net income, income taxes, depreciation and amortization expense and Interest Expense minus (plus) (c) any extraordinary gains (losses) in accordance with Agreement Accounting Principles plus (d) any special, non-recurring, non-cash charges such as those arising out of the ongoing restructuring or consolidation of the operations of the Borrower and its Subsidiaries.

     "Eligible Appointee" means a special purpose corporation that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's.

     "Environmental Laws" means, with respect to any Person, any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, in each case, applicable to such Person or its Property.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     "Eurodollar Advance" means an Advance which bears interest at the Eurodollar Rate.

     "Eurodollar Base Rate" means, the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. Dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided that, (i) if Reuters Screen FRBD is not available to the Administrative Agent for any reason, the applicable Eurodollar Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

     "Eurodollar Loan" means a Loan which bears interest at the Eurodollar Rate.

     "Eurodollar Rate" means with respect to an Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus
(b) the Applicable Margin.

     "Existing Credit Agreement" means that certain 364-Day Credit Agreement dated as of June 27, 2001 among the Borrower, the lenders parties thereto, the Administrative Agent, the Syndication Agent and Citicorp USA, Inc., Bank of America, N.A. and Deutsche Bank AG New York Branch, as documentation agents, as amended prior to the date hereof.

     "Facility Termination Date" means the earliest to occur of (a) June 27, 2005 and (b) the date of termination in whole of the Aggregate Commitments pursuant to Section 2.5 hereof or the Lender's obligations to make Revolving Loans pursuant to Article VIII hereof.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Detroit time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

     "Financial Contract" of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (b) any Rate Hedging Agreement.

     "Fixed Charge Coverage Ratio" means, as of the last day of any fiscal quarter commencing with the fiscal quarter ending June 30, 2002, the ratio of
(a) EBITDA for the four consecutive fiscal quarters then ended on such date minus Capital Expenditures for such period to (b) Interest Expense for such period.

     "5-Year Revolving Credit Agreement" means that certain Amended and Restated 5-Year Revolving Credit Agreement, dated as of June 27, 2001, among the Borrower, Meritor Automotive Canada, Inc., Arvin Finance Ireland, Meritor Heavy Vehicle Systems Limited, the other foreign subsidiary borrowers from time to time parties thereto, the lenders from time to time parties thereto, Bank One, NA, having its principal office in Chicago, Illinois, as Administrative Agent, JP Morgan Chase Bank (successor to The Chase Manhattan Bank), as Syndication Agent, and Citicorp USA, Inc. and Bank of America, N.A., as Documentation Agents, as the same has been and may be further amended, restated, supplemented or otherwise modified and as in effect from time to time.

     "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Floating Rate Loan" means a Revolving Credit Loan which bears interest at the Floating Rate.

     "Foreign Plan" means an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is (i) maintained or contributed to for the benefit of employees of the Borrower or any Subsidiary, (ii) is not covered by ERISA pursuant to Section 4(b)(4) thereof and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

     "Governmental Authority" means any nation or government, any state, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Indebtedness" of a Person means, without duplication, such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens on property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments (other than Financial Contracts), to the extent of the amounts actually borrowed, due, payable or drawn, as the case may be, (e) Capitalized Lease Obligations, (f) all obligations in respect of standby Letters of Credit, whether drawn or undrawn, contingent or otherwise, (g) Receivables Facility Attributed Indebtedness in excess of $300,000,000 (it being understood, that notwithstanding the characterization of Receivables Facility Attributed Indebtedness as on-balance sheet Indebtedness or as an Off-Balance Sheet Liability, Receivables Facility Attributed Indebtedness shall only constitute "Indebtedness" hereunder to the extent that it exceeds $300,000,000), (h) Synthetic Lease Obligations in excess of $200,000,000 (it being understood, that notwithstanding the characterization of Synthetic Lease Obligations as on-balance sheet Indebtedness or as an Off-Balance Sheet Liability, Synthetic Lease Obligations shall only constitute "Indebtedness" hereunder to the extent that they exceed $200,000,000), (i) with respect to Indebtedness of the Borrower, the Borrower-obligated mandatorily redeemable preferred capital securities and (j) Contingent Obligations with respect to any of the foregoing to the extent (and only to the extent) that (1) such Contingent Obligation relates to other Indebtedness that is not consolidated Indebtedness of the Borrower and its Subsidiaries and (2) the other Indebtedness to which such Contingent Obligation relates is outstanding and then only as to principal or like amounts actually borrowed, due, payable or drawn, as the case may be; provided, that for purposes of this definition and this Agreement, Indebtedness of the Borrower and its Subsidiaries (i) shall not be increased or decreased as a result of any change in the Borrower's liabilities pursuant to Statement of Financial Accounting Standards No. 133, promulgated by the Financial Accounting Standards Board of the Financial Accounting Foundation and (ii) shall exclude Indebtedness of the SPV owing to the Originators representing the purchase price payable for Receivables and Related Security purchased by the SPV in connection with a Receivables Purchase Facility.

     "Interest Expense" means, with respect to any period, the aggregate of all interest expense reported by the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles during such period, net of any interest income received by the Borrower and its Subsidiaries during such period from Investments, but excluding, to the extent constituting interest expense, Receivables Facility Financing Costs for such period. As used in this definition, the term "interest" shall include, without limitation, all interest, fees and costs payable with respect to the obligations under this Agreement (other than fees and costs which may be capitalized as transaction costs in accordance with Agreement Accounting Principles) and the interest portion of Capitalized Lease payments during such period, all as determined in accordance with Agreement Accounting Principles.

     "Interest Period" means with respect to any Eurodollar Loan:

          (a) initially, the period commencing on the borrowing date with respect to such Eurodollar Loan and ending one, two, three, or six months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

          (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (i) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (ii) any Interest Period applicable to a Eurodollar Loan that would otherwise extend beyond the Facility Termination Date shall end on the Facility Termination Date; and

               (iii) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade and loans to employees in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; and any deposit accounts and certificate of deposits owned by such Person.

     "Joint Book Runners" means JP Morgan Securities, Inc. and Banc One Capital Markets, Inc. in their capacities as joint lead arrangers and joint book runners.

     "Joint Venture" means an association of economically independent business entities (the "Venturers") for a common commercial purpose of defined scope and duration, by contract or through equity interests in a business entity, and by means of which the Venturers pool resources and share risks, rewards and control.

     "JP Morgan" means JP Morgan Chase Bank, in its individual capacity, and its successors.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and, to the extent permitted by
Section 12.3, assigns.

     "Lending Installation" means, with respect to a Lender or an Agent, any office, branch, subsidiary or affiliate of such Lender or Agent.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease, Synthetic Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's Revolving Credit
Loans.

     "Loan Documents" means this Agreement and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Administrative Agent or any Lender (excluding any Financial Contracts between the Borrower and the Administrative Agent or any Lender).

     "London Banking Day" means any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.

     "Margin Stock" means margin stock as defined in Regulations U.

     "Material Adverse Effect" means a material adverse effect on (i) the business, Property or financial condition of the Borrower and its Subsidiaries taken as a whole (ii) the ability of the Borrower to pay the Obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents or the Lenders thereunder.

     "Material Foreign Plan" means (i) any Foreign Plan the fair market value of the assets of which, as of the date of the last valuation, exceed $10,000,000 or
(ii) any Foreign Plan where the difference between the present value of the accrued benefits under such Foreign Plan and the fair market value of the assets of which exceeds $10,000,000.

     "Material Liabilities" is defined in Section 7.1.5.

     "Meritor" means Meritor Automotive, Inc., a Delaware corporation.

     "Net Worth" means the consolidated shareowners' equity of the Borrower and its Subsidiaries, including minority interests, calculated in accordance with Agreement Accounting Principles; provided, that for purposes of this definition Net Worth shall not be increased or decreased as a result of any change in the Borrower's net worth accounts pursuant to Statement of Financial Accounting Standards No. 52 and/or 133, promulgated by the Financial Accounting Standards Board of the Financial Accounting Foundation.

     "Non-Excluded Taxes" is defined in Section 3.6.1.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Obligations" means collectively, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower under this Agreement and the other Loan Documents owing to the Agents, any Lender, the Joint Book Runners, any Affiliate of the foregoing or any indemnitee hereunder (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Loan Document).

     "Off-Balance Sheet Liabilities" of a Person means, without duplication, (a) any Receivables Facility Attributed Indebtedness and repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries to the extent such Receivables Facility Attributed Indebtedness, obligation or liability does not appear on the consolidated balance sheets of such Person and its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Receivables or notes receivable or any other obligation of the Borrower or such transferor to purchasers/transferees of interests in Receivables or notes receivables or the agent for such purchasers/transferees),
(b) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) Synthetic Lease Obligations or (d) any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

     "Originators" means the Borrower and/or any of its Subsidiaries in their respective capacities as parties to any Receivables Purchase Documents, as sellers or transferors of any Receivables and Related Security in connection with a Permitted Receivables Transfer.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last Business Day of each March, June, September and December occurring after the date hereof, commencing June 30, 2002.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Permitted Receivables Transfer" means (i) a sale or other transfer by an Originator to a SPV of Receivables and Related Security for fair market value and without recourse (except for limited recourse typical of such structured finance transactions), and/or (ii) a sale or other transfer by a SPV to (a) purchasers of or other investors in such Receivables and Related Security or (b) any other Person (including a SPV) in a transaction in which purchasers or other investors purchase or are otherwise transferred such Receivables and Related Security, in each case pursuant to and in accordance with the terms of the Receivables Purchase Documents.

     "Permitted Related Party Transactions" means (a) Permitted Receivables Transfers (b) transactions between one or more Wholly-Owned Subsidiaries of the Borrower; (c) transactions between the Borrower and one or more Wholly-Owned Subsidiaries of the Borrower; and (d) transactions between (i) any non-Wholly-Owned Subsidiary of the Borrower, any Affiliate of the Borrower (other than Wholly-Owned Subsidiaries) or any Joint Venture in which the Borrower or any of its Subsidiaries is a Venturer, on the one hand and (ii) the Borrower or any Wholly-Owned Subsidiary of the Borrower, on the other hand, where the net benefit derived from such transaction is derived by the Borrower or such Wholly-Owned Subsidiary as the transferee in such transaction.

     "Permitted Strategic Transactions" means one or more transactions: (a) entered into between (i) the Borrower or one of its Wholly-Owned Subsidiaries, on the one hand and (ii) any non-Wholly-Owned Subsidiary, Affiliate (other than Wholly-Owned Subsidiaries) or Joint Venture, on the other hand, (b) where the principal factor for the Borrower or the Wholly-Owned Subsidiary entering into such a transaction is to provide for a more tax-efficient structure or to accomplish strategic objectives and (c) where such transaction or transactions are not materially adverse to the interests of the Lenders in their capacities as Lenders under this Agreement.

     "Person" means any natural person, corporation, firm, joint venture, limited liability company, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means a defined benefit pension plan under ERISA with respect to which the Borrower or any Subsidiary could be held liable by the PBGC for the Unfunded Liabilities upon termination.

     "Prime Rate" means the rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer) changing when and as said rate changes.

     "Priority Indebtedness" means, collectively, and without duplication, (a) any and all Indebtedness of any Subsidiary of the Borrower, (b) any and all Indebtedness of the Borrower and its Subsidiaries that is secured by any Lien,
(c) Receivables Facility Attributed Indebtedness in excess of $300,000,000 and
(d) Synthetic Lease Obligations in excess of $200,000,000; provided, that, (x) there shall be excluded from the calculation of Priority Indebtedness (i) Indebtedness of the "Foreign Subsidiary Borrowers" under and as defined in the 5-Year Revolving Credit Agreement, (ii) Indebtedness of any Subsidiary of the Borrower owing to the Borrower or any of such Foreign Subsidiary Borrowers and
(iii) intercompany Indebtedness owing from a Subsidiary of the Borrower to another Subsidiary of the Borrower disclosed from time to time to the Agents to the extent that such intercompany Indebtedness is evidenced by one or more promissory notes which shall contain terms subordinating such Indebtedness to the Obligations in a manner satisfactory to the Agents, and (y) for purposes of clarification, each reference to "Indebtedness" in this definition shall include both intercompany and third-party Indebtedness.

     "Projections" is defined in Section 5.4.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Purchasers" is defined in Section 12.3.1.

     "Rate Hedging Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

     "Receivable(s)" means and includes all of the Borrower's and its Subsidiaries' presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Borrower and its Subsidiaries to payment for goods sold or leased or for services rendered, whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

     "Receivables and Related Security" means the Receivables and the related security and collections with respect thereto which are sold or transferred by any Originator or SPV in connection with any Permitted Receivables Transfer.

     "Receivables Facility Attributed Indebtedness" means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase, whether such obligations constitute on-balance sheet Indebtedness or an Off-Balance Sheet Liability, but only to the extent such obligations are nonrecourse to the Borrower and its Subsidiaries (other than a SPV), except for limited recourse typical of structured financing transactions; it being understood that (a) any such obligations that are not nonrecourse to the Borrower and its non-SPV Subsidiaries (except for limited recourse typical of structured financing transactions) shall be treated as Indebtedness for all purposes hereunder and
(b) any such obligations of a SPV, whether recourse or nonrecourse, shall be treated as Receivables Facility Attributed Indebtedness for all purposes hereunder.

     "Receivables Facility Financing Costs" means (i) the interest expense payable by the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles on any Receivables Facility Attributed Indebtedness constituting on-balance sheet Indebtedness or (ii) the discount or implied interest component of Receivables Facility Attributed Indebtedness retained by purchasers of Receivables and Related Security pursuant to a Receivables Purchase Facility.

     "Receivables Purchase Documents" means any series of receivables purchase or sale agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which an Originator or Originators sell or transfer to SPVs all of their respective right, title and interest in and to certain Receivables and Related Security for further sale or transfer to other purchasers of or investors in such assets (and the other documents, instruments and agreements executed in connection therewith), as any such agreements may be amended, restated, supplemented or otherwise modified from time to time, or any replacement or substitution therefor.

     "Receivables Purchase Facility" means the securitization facility pursuant to which the Receivables and Related Security of the Originators are transferred to one or more SPVs, and thereafter to certain investors, pursuant to the terms and conditions of the Receivables Purchase Documents.

     "Register" is defined in Section 12.3.3.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Lenders" means (a) at any time prior to the termination of the Commitments, Lenders the Commitment Percentages of which aggregate greater than fifty percent (50%); and (b) at any time after the termination of the Commitments, Lenders whose Aggregate Outstandings aggregate greater than fifty percent (50%) of the Aggregate Outstandings of all Lenders.

     "Requirement of Law" means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including Regulations T, U and X), in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

     "Reserve Requirement" means, with respect to an Interest Period for Eurodollar Loans, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D) maintained by a member bank of such System.

     "Restricted Payment" means (i) any dividend or other distribution, direct or indirect, on account of any equity interests of the Borrower now or hereafter outstanding, except a dividend payable solely in the Borrower's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any equity interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other equity interests of the Borrower (other than Disqualified Stock), (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness subordinated to the Obligations, and
(iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any equity interests of the Borrower, or any of its Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

     "Revolving Credit Loans" means, with respect to a Lender, such Lender's loan made available to the Borrower pursuant to Section 2.1.

     "Rules" is defined in Section 3.1.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" within the meaning of Rule 1-02 of the Securities and Exchange Commission's Regulation S-X, as amended and in effect from time to time.

     "SPV" means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

     "Subsidiary" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which exceeds any of the following thresholds:
(a) such Property represents more than 25% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, if such financial statements were prepared in accordance with Agreement Accounting Principles, or (b) such Property is responsible for more than 25% of the consolidated net sales of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above, or (c) such Property accounts for more than 25% of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause
(a) above (it being understood that only clause (a) above shall apply in determining whether Property constituting headquarters or other non-manufacturing facilities of the Borrower and its Subsidiaries that has been leased, sold or otherwise disposed of or, alternatively, transferred and subsequently leased back pursuant to a sale and leaseback transaction, constitutes a Substantial Portion).

     "Syndication Agent" means JP Morgan in its capacity as syndication agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Syndication Agent appointed pursuant to Article X.

     "Synthetic Lease" means a financing structure that qualifies as an operating lease for financial reporting purposes under Agreement Accounting Principles, but is considered a loan for tax purposes.

     "Synthetic Lease Obligations" means any liabilities under any Synthetic Lease.

     "Total Debt" means, as of the end of any fiscal quarter of the Borrower,
(a) all Indebtedness of the Borrower and its Subsidiaries as at such date, but excluding (x) Indebtedness consisting of the Borrower-obligated mandatorily redeemable preferred capital securities, determined on a consolidated basis and
(y) obligations under Rate Hedging Agreements that are secured by any deposit arrangement or other pledge of cash or cash equivalents, minus (b) the amount identified on the Borrower's consolidated balance sheet as "cash and cash equivalents" as of the last day of such fiscal quarter, but solely to the extent that:

     (i)  such cash and cash equivalents exceed $50,000,000; and

     (ii) such cash and cash equivalents are not subject to a Lien (including, without limitation, any Lien permitted hereunder), setoff (other than ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder), counterclaim, recoupment, defense or other right in favor of any Person (other than the Administrative Agent, for the benefit of itself and the other Lenders).

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or Eurodollar Advance.

     "Unfunded Liabilities" means with regard to any Plan, the excess of the current value of the Plan's benefits guaranteed under ERISA over the current value of the Plan's assets allocable to such benefits.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Venturer" has the meaning given that term in the definition of Joint Venture above.

     "Wholly-Owned Subsidiary" of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                                   ARTICLE II
                                   THE CREDITS

     2.1. Commitments. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Credit Loans to the Borrower from time to time so long as after giving effect thereto and to any concurrent repayment of Loans (i) the Available Commitment of each Lender is greater than

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
or equal to zero and (ii) the Aggregate Outstandings of all Lenders do not exceed the Aggregate Commitments. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Loans at any time prior to the Facility Termination Date. The Revolving Credit Loans may be Floating Rate Loans or Eurodollar Loans, or a combination thereof selected in accordance with Section 2.4 and 2.8.


     2.2. [Intentionally Omitted].


     2.3. Repayment of Revolving Credit Loans; Evidence of Debt.


     2.3.1. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender in U.S. Dollars the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Facility Termination Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. The Borrower hereby further agrees to pay to the Administrative Agent for the account of each Lender interest in U.S. Dollars on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in Section 2.9.

     2.3.2. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Revolving Credit Loan of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.

     2.3.3. The Administrative Agent shall maintain an account in its books and records, with a subaccount for each Lender, in which shall be recorded (a) the amount of each Revolving Credit Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Revolving Credit Loans and (c) both the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Revolving Credit Loans and each Lender's share thereof.

     2.3.4. The books and records of the Administrative Agent and of each Lender maintained pursuant to Sections 2.3.2 and 2.3.3 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such books and records or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

     2.3.5. Any Lender may request that the Loans made by it each be evidenced by a promissory note in substantially the form of Exhibit A to evidence such Lender's Revolving Credit Loans. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note for such Revolving Credit Loans payable to the order of such Lender. Thereafter, the Revolving Credit Loans evidenced by such promissory note and interest thereon shall at all times (including, if requested, after assignment pursuant to Section 12.3) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

     2.4. Procedures for Revolving Credit Borrowing. The Borrower may borrow under the Commitments from time to time prior to the Facility Termination Date on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 a.m., Detroit time) (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (b) on the requested Borrowing Date, otherwise, specifying in each case (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Floating Rate Loans or a combination thereof and
(iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Type of Loan and the length of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to
(A) in the case of Floating Rate Loans, $5,000,000 or a whole multiple of $5,000,000 in excess thereof (or, if the then aggregate Available Commitments of all the Lenders are less than $5,000,000, such lesser amount) and (B) in the case of Eurodollar Loans, $10,000,000 or a whole multiple of $5,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 noon, Detroit time, on each requested Borrowing Date each Lender shall make an amount equal to its Commitment Percentage of the principal amount of the Revolving Credit Loans requested to be made on such Borrowing Date available to the Administrative Agent at its Detroit office specified in Section 13.1 or such other office notified by the Administrative Agent to the Lenders in U.S. Dollars and in immediately available funds. The Administrative Agent shall on such date credit the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

     2.5. Termination or Reduction of Commitment. The Borrower may permanently reduce the Aggregate Commitments, in whole or in part, ratably among the Lenders in integral multiples of $10,000,000, upon at least three Business Days' written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the Aggregate Commitments may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Loans. In addition, all accrued facility fees shall be payable on the effective date of any termination of the Commitments.

     2.6. Facility, Utilization and Agent Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee at the rate per annum set forth in the Pricing Schedule on Exhibit H attached hereto on the amount of such Lender's Commitment, whether used or unused, payable from and including the Closing Date to but excluding the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date.

     (b) If on any date, the average daily Combined Utilized Amount exceeds fifty percent (50%) of the Combined Commitment then in effect on such date, the Borrower will pay to the Administrative Agent for the ratable benefit of the Lenders a utilization fee of 0.125% per annum on the Aggregate Outstandings. The accrued fees owing pursuant to this Section 2.6 shall be payable on each Payment Date hereafter and on the Facility Termination Date.

     (c) The Borrower agrees to pay to the Administrative Agent and the Syndication Agent, in each case for their own account, such other fees as agreed to between the Borrower and the Administrative Agent and between the Borrower and the Syndication Agent.


     2.7. Optional and Mandatory Principal Payments on All Loans.

     2.7.1. The Borrower may at any time and from time to time prepay Floating Rate Loans, in whole or in part, without penalty or premium, upon at least one Business Day's irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayment of Floating Rate Loans shall be in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof.

     2.7.2. The Borrower may at any time and from time to time prepay, without premium or penalty but upon payment of any amount payable pursuant to Section 3.4, its Eurodollar Loans in whole or in part, upon at least three Business Days' irrevocable notice to the Administrative Agent specifying the date and amount of prepayment. Partial prepayments of Eurodollar Loans shall be in an aggregate principal amount of which the U.S. Dollar Equivalent is at least $5,000,000 or any integral multiple of $1,000,000 in excess thereof, or such lesser principal amount as may equal the outstanding Eurodollar Loans.

     2.7.3. If at any time, for any reason, the Aggregate Outstandings of all Lenders exceed the Aggregate Commitments then in effect, (a) the Borrower shall, without notice or demand, immediately prepay the Revolving Credit Loans such that the aggregate principal amount of Revolving Credit Loans so prepaid at least equals the amount of such excess.

     2.7.4. Each prepayment and conversion pursuant to this Section 2.7 shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment and any amounts payable under Section 3.4 in connection with such payment.

     2.7.5. Prepayments pursuant to this Section 2.7 shall be applied first to prepay Floating Rate Loans and second to prepay Eurodollar Loans then outstanding in such order as the Borrower may direct.

     2.7.6. All amounts prepaid may be reborrowed and successively repaid and reborrowed, subject to the other terms and conditions in this Agreement.

     2.8. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted into a Floating Rate Advance. Subject to the terms hereof, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Notwithstanding anything herein to the contrary, no Loan may be converted to a Eurodollar Loan, and no Eurodollar Loan may be continued as such, if any Default or Unmatured Default has occurred and is continuing. The Borrower shall give the Administrative Agent irrevocable notice (a "CONVERSION/CONTINUATION NOTICE") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (Detroit time) at least one Business Day, in the case of a conversion into a Floating Rate Advance or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

          (i) the requested date, which shall be a Business Day, of such conversion or continuation,

          (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

          (iii) the amounts and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

     2.9. Interest Rates; Interest Payment Dates; Interest and Fee Basis. (a) Each Floating Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Eurodollar Loan into a Floating Rate Loan pursuant to Section
2.8 to but excluding the date it becomes due or is converted into a Eurodollar Loan pursuant to Section 2.8 hereof, at a rate per annum equal to the Floating Rate for such day. Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period. Each Floating Rate Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Floating Rate for such day.

     (b) Interest accrued on each Floating Rate Advance shall be payable quarterly, in arrears, on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.

     (c) Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, except as otherwise provided in the definition of Interest Period, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     (d) All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period such interest or fee is payable over a year comprised of 360 days (or in the case of interest on Floating Rate Loans for which the Prime Rate is the basis, 365 days or, if appropriate, 366 days).

     2.10. Changes in Interest Rate, etc. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the Facility Termination Date.

     2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in this Article II, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued (after the expiration of the current Interest Period) as a Eurodollar Advance. If the principal portion of any Advance is not paid at maturity, whether by acceleration or otherwise, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders as to changes and interest rates) declare that
(i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2% per annum. If any payment of interest, fees or other amounts is not paid when due hereunder, whether by acceleration or otherwise, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding Section 8.2) declare that such amounts shall bear interest at the Floating Rate plus 2% per annum.

     2.12. Pro Rata Payment, Method of Payment. Each borrowing of Revolving Credit Loans by the Borrower from the Lenders shall be made pro rata according to the Commitment Percentages of the Lenders in effect on the date of such borrowing. Each payment by the Borrower on account of any facility fee shall be allocated by the Administrative Agent among the Lenders in accordance with the respective amounts which such Lenders are entitled to receive pursuant to
Section 2.6. Any reduction by the Borrower of the Commitments of the Lenders shall be allocated by the Administrative Agent among the Lenders pro rata according to the Commitment Percentages of the Lenders. Each payment (other than any optional prepayment) by the Borrower on account of principal of the Revolving Credit Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts thereof then due and owing to each Lender. Each optional prepayment by the Borrower on account of principal or interest on the Revolving Credit Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts thereof. All payments (including prepayments) to be made by the Borrower hereunder in respect of amounts denominated in Dollars, whether on account of principal, interest, fees or otherwise, shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. (Detroit time) on the date. All payments hereunder shall be made in U.S. Dollars. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest and fees as it becomes due hereunder.

     2.13. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender reasonably and in good faith believes to be an Authorized Officer. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

     2.14. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment reduction notice, borrowing notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.15. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this

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
Agreement shall apply to any such Lending Installation and the promissory notes, if any, shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.16. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

     2.17. Application of Payments with Respect to Defaulting Lenders. No payments of principal, interest or fees delivered to the Administrative Agent for the account of any Defaulting Lender shall be delivered by the Administrative Agent to such Defaulting Lender. Instead, such payments shall, for so long as such Defaulting Lender shall be a Defaulting Lender, be held by the Administrative Agent, and the Administrative Agent is hereby authorized and directed by all parties hereto to hold such funds in escrow and apply such funds to Loans required to be made by such Defaulting Lender on any Borrowing Date to the extent such Defaulting Lender fails to make such Loans. Notwithstanding the foregoing, upon the termination of the Commitments and the payment and performance of all of the Obligations (other than those owing to a Defaulting Lender), any funds then held in escrow by the Administrative Agent pursuant to the preceding sentence shall be distributed to each Defaulting Lender, pro rata in proportion to amounts that would be due to each Defaulting Lender but for the fact that it is a Defaulting Lender.


                                  ARTICLE III
                         CHANGE IN CIRCUMSTANCES, TAXES

     3.1. Yield Protection. If after the date hereof the introduction of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) (collectively, "RULES"), or any change or modification of the Rules, or any interpretation thereof, or the compliance of any Lender therewith,

     (a) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder (excluding income taxes and franchise taxes (imposed in lieu of income taxes) imposed on any Agent or Lender as a result of a present or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein, other than any such connection arising solely from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), or

     (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

     (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the affected Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans or its Commitment.

     3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "CHANGE" means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "RISK-BASED CAPITAL GUIDELINES" means
(i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations or guidelines promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations or guidelines adopted prior to the date of this Agreement.

     3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, then the Administrative Agent shall suspend the availability of the affected Type of Loans by such Lender and require any Loans of the affected Type to be repaid at the end of the Interest Period for the affected Loan to such Lender. If the Required Lenders determine with respect to Eurodollar Loans that (i) deposits of a type and maturity appropriate to match fund Eurodollar Loans are not available or (ii) the interest rate applicable to Eurodollar Loan does not accurately reflect the cost of making or maintaining such Loans, then the Administrative Agent shall suspend the availability of the affected Type of Loans by all Lenders and require any Loans of the affected Type to be repaid at the end of the Interest Period for the affected Loans.

     3.4. Funding Indemnification. If any repayment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or if any Floating Rate Advance is not converted to a Eurodollar Advance or if any Eurodollar Advance is not made, continued or prepaid on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance.

     3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender in any material respect. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall state that amounts determined in accordance with such procedures are being charged by such Lender to other borrowers with credit facilities similar to this Agreement and credit characteristics comparable to the Borrower as determined by such Lender and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such sections in connection with Eurodollar Loans shall be calculated as though each Lender funded such Loans through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.6 shall survive payment of the Obligations and termination of this Agreement. The Borrower shall have no obligation to compensate any Lender with respect to amounts provided in Sections 3.1, 3.2, 3.4 or 3.6 with respect to any period prior to the date which is 120 days prior to the date such Lender delivers its written statement hereunder requesting compensation.

     3.6. Taxes.

     3.6.1. All payments of principal and interest made by the Borrower under this Agreement and any promissory note, if any, shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any promissory note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates and in the amounts specified in this Agreement provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of Section
3.6.2. Whenever any Non-Excluded Taxes are payable by the

Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     3.6.2. Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

          (a) at least five Business Days before the date of the initial payment to be made by the Borrower under this Agreement to such Lender, deliver to the Borrower and the Administrative Agent an Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or, in the case of a Lender claiming exemption from withholding of any United States federal income taxes under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a certificate representing that such Lender is not (i) a "bank" for purposes of Section 881(c) of the Code, (ii) a ten-percent shareholder of the Borrower (within the meaning of Section 871(h)(3)(B) of the Code), or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and a Form W-8BEN (or a successor form), in all cases properly completed and duly executed;

          (b) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification at least five Business Days before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Administrative Agent and the Borrower provided that such Lender is legally entitled to complete such form;

          (c) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; and

          (d) file amendments to such forms as and when required; and each Lender (or Transferee) that is incorporated or organized under the laws of the United States of America or a State thereof shall provide two properly completed and duly executed copies of Form W-9, or successor applicable form, at the times specified for delivery of forms under this Section 3.6.2 unless an event (including, without limitation, any change in treaty, law or regulation) has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent; provided, however, that the Borrower may rely upon such forms provided to the Borrower for all periods prior to the occurrence of such an event. Each Person that shall become a Lender or a Participant pursuant to Section 12.2 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this Section, provided that in the case of such Participant, the obligations of such Participant pursuant to this Section 3.6.2 shall be determined as if such Participant were a Lender, except that such

          Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

     3.6.3. Each Lender agrees to use reasonable efforts to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 3.6, provided that such effort shall not impose on any such Lender any additional costs or legal or regulatory burdens deemed by such Lender in its reasonable judgment to be material. In the event that any Lender determines that any event or circumstance that will lead to a claim by it under this Section 3.6 has occurred or will occur, such Lender will use its best efforts to so notify the Borrower in writing, provided that any failure to provide such notice shall in no way impair the rights of any Lender to demand and receive compensation under this Section 3.6.

     3.6.4. In cases in which the Borrower makes a payment under this Agreement to a U.S. person with knowledge that such U.S. person is acting as an agent for a foreign person, the Borrower will not treat such payment as being made to a U.S. person for purposes of Treas. Reg. Section 1.1441-1(b)(2)(ii) (or a successor provision) without the express written consent of such U.S. person.

     3.7. Substitution of Lender. If (a) the obligation of any Lender to make or maintain Eurodollar Loans has been suspended pursuant to Section 3.3 when not all Lenders' obligations have been suspended, (b) any Lender has demanded compensation under Sections 3.1, 3.2 or 3.6 when all Lenders have not done so or
(c) any Lender is a Defaulting Lender, the Borrower shall have the right, if no Default then exists, to replace such Lender (a "REPLACED LENDER") with one or more other lenders (collectively, the "REPLACEMENT LENDER") acceptable to the Administrative Agent and the Syndication Agent, provided that (i) at the time of any replacement pursuant to this Section 3.7, the Replacement Lender shall enter into one or more Assignments pursuant to which the Replacement Lender shall acquire the Commitments and outstanding Loans and other obligations of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) the amount of principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) the amount of all accrued, but theretofore unpaid, fees owing to the Replaced Lender hereunder and (C) the amount which would be payable by the Borrower to the Replaced Lender pursuant to Section 3.4, if any, if the Borrower prepaid at the time of such replacement all of the Loans of such Replaced Lender outstanding at such time and (ii) all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignments, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of any appropriate promissory note or notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder. The provisions of this Agreement (including without limitation Sections 3.4 and 9.7) shall continue to govern the rights and obligations of a Replaced Lender with respect to any Loans made or any other actions taken by such lender while it was a Lender. Nothing herein shall release any Defaulting Lender from any obligation it may have to the Borrower, any Agent or any other Lender.


                                   ARTICLE IV
                              CONDITIONS PRECEDENT

     4.1. Initial Advances. The Lenders shall not be required to make the initial Loans unless the Borrower shall have furnished to the Agents, with sufficient copies for the Lenders, each of the following:

     (a) Copies of the articles of incorporation or similar organizational documents of the Borrower, together with all amendments thereto, and a certificate of good standing or similar governmental evidence of corporate existence, all certified by the Secretary or an Assistant Secretary of the Borrower.

     (b) Copies, certified by the Secretary or an Assistant Secretary or other duly authorized representative of the Borrower, of its by-laws or similar constituent document (if any) and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Agent) authorizing the execution of the Loan Documents to which the Borrower is a party.

     (c) An incumbency certificate, executed by the Secretary or an Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the applicable Loan Documents and to make borrowings hereunder, upon which certificate the Agents and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

     (d) A certificate, signed by any Designated Financial Officer of the Borrower, stating that on the date of the initial funding hereunder all of the representations in this Agreement made by the Borrower are true and correct and no Default or Unmatured Default has occurred and is continuing.

     (e) Written opinions of counsel to the Borrower, addressed to the Lenders in substantially the form of Exhibit C hereto.

     (f) Written money transfer instructions, in substantially the form of Exhibit D hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

     (g) Evidence satisfactory to the Administrative Agent and the Syndication Agent that the Lenders, such Agents and the Joint Book Runners have received all fees agreed to in any fee letters among such Agent or Agents, Joint Book Runners and the Borrower, as the case may be, or hereunder required to be paid, and all expenses for which invoices have been presented, on or before two Business Days prior to the date of the initial funding under this Agreement.

     (h) (x) Satisfactory audited consolidated financial statements of the Borrower for the most recent fiscal year ended prior to the Closing Date as to which such financial statements are available, (y) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (x) of this paragraph as to which such financial statements are available, and (z) satisfactory financial projections of the Borrower which shall be consistent with the information included in the Bank Book.

     (i) Evidence satisfactory to the Administrative Agent and the Syndication Agent that the Borrower and the requisite number of lenders under the 5-Year Revolving Credit Agreement shall have executed (substantially concurrently herewith) an amendment thereto in form and substance acceptable to the Administrative Agent and the Syndication Agent that
          (i) substitutes references to this Agreement for references to the

          Existing Credit Agreement and (ii) conforms the calculation of the utilization fee contained therein to the calculation set forth herein; it being understood that such amendment may, but shall not be required to, contain additional conforming changes to the terms hereof.

     (j) Documentation evidencing the termination of the Existing Credit Agreement and repayment of all obligations, indebtedness and liabilities outstanding thereunder or the arrangement for such termination and repayment from the proceeds of the initial Loans hereunder.

     (k) Such other documents as the Administrative Agent and the Syndication Agent or their counsel may have reasonably requested including, without limitation, each document reflected on the List of Closing Documents attached as Exhibit F to this Agreement.

     4.2. Each Advance. The Lenders shall not be required to make any Loans unless on the applicable Borrowing Date and after giving effect to such extension of credit:

          (a)  There exists no Default or Unmatured Default.

          (b)  The representations and warranties contained in Article V (except
     Section 5.5, which shall only apply as a condition to the initial Loans hereunder) are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

          (c) All legal matters incident to the making of such Loans shall be satisfactory to the Administrative Agent and the Syndication Agent and their counsel.

     Each borrowing notice with respect to each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.


                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lenders that:

     5.1. Corporate Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership, limited liability company or other organization duly incorporated or organized, validly existing and in good standing (in jurisdictions where applicable) under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to be in good standing or authorized to conduct business would have a Material Adverse Effect.

     5.2. Authorization and Validity. The Borrower has the corporate or other power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which it is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or comparable constitutive documents or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than any Lien permitted by Section 6.14) in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except for any such violation, conflict or default as would not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

     5.4. Financial Statements. The September 30, 2001 consolidated financial statements of the Borrower heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition of the Borrower at such date and the consolidated results of its operations and cash flows for the period then ended. The projected operating performance of the Borrower contained in the Bank Book (the "PROJECTIONS") are based on estimates and assumptions considered reasonable by the Borrower's management and the best information available to the Borrower's management at the time made, and use information consistent with the plans of the Borrower.

     5.5. Material Adverse Change. As of the Closing Date, since (i) the audited financial statements for the Borrower for the fiscal year ended September 30, 2001 (as reflected in the Borrower's Form 10-K filed with respect to the fiscal year ending on such date) and (ii) the financial statements and Projections contained in the Bank Book, there has been no change in the business, Property or financial condition of the Borrower and its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect.

     5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes shown as due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and such failures to file or pay, if any, as would not reasonably be expected to have a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes, other than as permitted by
Section 6.14. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     5.7. Litigation and Contingent Obligations. Except as set forth on Schedule 2 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending, or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances. Other than any liability incident to such litigation, arbitration or proceedings, the Borrower and its Subsidiaries have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     5.8. Subsidiaries. As of the Closing Date, Schedule 3 hereto contains an accurate list of all of the presently existing Significant Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective Capital Stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Significant Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

     5.9. ERISA. The aggregate of (i) the Unfunded Liabilities under the Plans and (ii) difference between the present value of the accrued benefits under the Foreign Plans and the fair market value of the assets of such Foreign Plans (in U.S. Dollar equivalent amount) does not exceed $35,000,000. Each Plan and each Material Foreign Plan complies in all material respects with all applicable requirements of law and regulations, and except as set forth on Schedule 4 hereto, no Reportable Event has occurred within the past six years with respect to any Plan (except with respect to transfers of assets made in accordance with applicable law and regulations), neither the Borrower nor any other Subsidiary has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan or Material Foreign Plan within the past six years.

     5.10. Accuracy of Information. No written information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agents or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date thereof.

     5.11. Regulation U. Margin Stock constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

     5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default might have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Material Liabilities.

     5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property if failure to comply could reasonably be expected to have a Material Adverse Effect.

     5.14. Plan Assets; Prohibited Transactions. The Borrower and its Subsidiaries have not engaged in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in liability individually or in the aggregate in excess of $35,000,000; and neither the execution of this Agreement nor the making of Loans (assuming that the Lenders do not fund any of the Loans with any "plan assets" as defined under ERISA) hereunder give rise to a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

     5.15. Environmental Matters. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable

Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

     5.16. Investment Company Act. No Borrower is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     5.17. Public Utility Holding Company Act. No Borrower is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.


                                   ARTICLE VI
                                    COVENANTS

     During the term of this Agreement, unless the Required Lenders (or all of the Lenders if required pursuant to Section 8.2) shall otherwise consent in writing (or the Agent shall, on behalf of such Lenders consent in writing):

     6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting enabling it to provide, and will furnish to the Lenders:

          (i) within one hundred and twenty (120) days after the close of each of the Borrower's fiscal years, annual audited consolidated financial statements for the Borrower and its Subsidiaries, including a consolidated balance sheet as of the end of such period, related statement of consolidated income, statement of consolidated shareowners' equity, and statement of cash flows, all prepared in accordance with accounting principles generally accepted in the United States, accompanied by an unqualified audit report of independent auditors acceptable to the Lenders;

          (ii) within sixty (60) days after the close of the first three quarterly periods of each of the Borrower's fiscal years, unaudited consolidated financial statements for the Borrower and its Subsidiaries, including a consolidated balance sheet as of the end of such period, related statement of consolidated income and statement of cash flows, all prepared in accordance with accounting principles generally accepted in the United States for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Designated Financial Officer;

          (iii) together with the financial statements required under Sections 6.1(i) and (ii), commencing with the financial statements delivered for the quarter ending June 30, 2002 a certificate signed by a Designated Financial Officer in the form of Exhibit B hereto, setting forth in reasonable detail calculations (which calculations shall be made in accordance with Agreement Accounting Principles) showing compliance with Sections 6.10 through 6.22, and stating that no Default or Unmatured Default exists or existed during the applicable period, or if any Default or Unmatured Default exists or existed, stating the nature and status thereof;

          (iv) if requested by the Administrative Agent, within 180 days after the close of each fiscal year, financial information regarding the Borrower's Plans as the Administrative Agent may reasonably request, certified as prepared in accordance with generally accepted actuarial principles and practices by an actuary enrolled under ERISA, as well as financial information regarding any Material Foreign Plans, certified as prepared in accordance with locally accepted actuarial principles and practices by a locally qualified actuary;

          (v) as soon as possible and in any event within ten days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;

          (vi) promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished;

          (vii) promptly upon the filing thereof, copies of all registration statements, current reports and annual, quarterly, or other regular reports which the Borrower files with the Securities and Exchange Commission, including, without limitation, all reports on Form 10-K, 10-Q and 8-K; and

          (viii) such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

Notwithstanding anything to the contrary, the Borrower shall be deemed to have complied with the delivery requirements under clauses (i), (ii), (vi) and (vii) hereof by providing notification (which may be in electronic format) to the Lenders that the required documents are publicly available through the Borrower's web site or other publicly available electronic medium and providing the hyperlink or appropriate other locational information for obtaining such information.

     6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for (i) the repayment of the Existing Credit Agreement and (ii) the Borrower's general corporate purposes, including to finance the Borrower's and its Subsidiaries' working capital needs and for commercial paper backstop; provided that:

          (a) any Advances used to purchase or carry Margin Stock shall be in compliance with Regulation U;

          (b) no portion of the proceeds of any Advance shall be used in contravention of any applicable law or regulation; and

          (c) no portion of the proceeds of any Advance shall be used, directly, or indirectly, to provide funds for any Acquisition unless, at the time such funds are so used, the Board of Directors (or persons exercising similar functions) of the issuer of the securities to be acquired shall have either (x) approved such Acquisition and recommended it to shareholders of the securities to be acquired, or (y) neither approved nor disapproved such Acquisition nor made any recommendation to the shareholders of the securities to be acquired.

     6.3. Notice of Default. The Borrower will, and will cause each of its Subsidiaries to, give notice (not later than five days after an Authorized Officer of the Borrower becomes aware of such occurrence) in writing to the Lenders of the occurrence of (a) any Default or Unmatured Default and (b) that any other development, financial or otherwise (including any litigation), which could reasonably be expected to have a Material Adverse Effect.

     6.4. Conduct of Business. The Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each other Subsidiary in accordance with the respective organizational documents of each such Person and the rights (charter and statutory) and material franchises of the Borrower and each other Subsidiary; provided that (except as otherwise provided herein) the Borrower shall not be required to preserve any such right or franchise, or the existence of any Subsidiary, if the discontinuance thereof could not reasonably be expected to have a Material Adverse Effect.

     6.5. Taxes. The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

     6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with insurance companies satisfactory to the Borrower insurance in such amounts and covering such risks as the Borrower's management deems consistent with sound business practice, and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.

     6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject except those with which the failure to comply would not reasonably be expected to have a Material Adverse Effect.

     6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition in all material respects (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements material to its business so that its business carried on in connection therewith may be properly conducted at all times.

     6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent, the Syndication Agent and any or each Lender, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent, Syndication Agent or Lender, as the case may be, may designate.

     6.10. Priority Indebtedness. The Borrower will not, nor will it permit any Subsidiary to create, incur or suffer to exist any Priority Indebtedness unless, at the time of the creation, incurrence or assumption of such Priority Indebtedness and after giving effect thereto, the aggregate amount of all such Priority Indebtedness does not exceed an amount equal to 60% of the consolidated Net Worth of the Borrower and its Subsidiaries at such time.

     6.11. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that,

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          (a)  any Subsidiary may merge or consolidate with the Borrower
     (provided that the Borrower shall be the surviving corporation) or with any one or more other Subsidiaries; and

          (b) the Borrower may merge or consolidate with any other entity provided that the Borrower shall be the surviving corporation and that after giving effect thereto no Default or Unmatured Default shall exist and be continuing.

     6.12. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person (other than the Borrower or a Wholly-Owned Subsidiary), except:

          (i) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Borrower or another Subsidiary;

          (ii) the Borrower or its Subsidiaries may transfer an interest in Receivables and Related Security, accounts or notes receivable under the Receivables Purchase Documents, provided that such transfer qualifies as a Permitted Receivables Transfer;

          (iii) the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of inventory and equipment in the ordinary course of business;

          (iv) in connection with the Borrower's continuing integration of the Arvin and Meritor businesses, the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of plants and real estate, provided that the aggregate book value of all such plants and real estate so sold, leased, transferred or otherwise disposed (together with all such plants and real estate sold prior to the Closing Date) does not exceed $225,000,000 and provided prior to the consummation of such transaction, notice of such sale, lease, transfer or other disposition shall have been provided by the Borrower to the Administrative Agent identifying such transaction as an integration transaction pursuant to the terms of this clause (iv);

          (v) the Borrower may sell its interests in each of (a) Roll Coater, Inc., an Indiana corporation, (b) AVM, Inc., a South Carolina corporation,
     (c) the facility located at 2020 15th Street, Columbus, Indiana 47201 and
     (d) a line of business consisting of off-highway planetary axles, in each case, in its entirety or in a series of one or more transactions; and

          (vi) Other leases, sales, sales and leasebacks or other dispositions of its Property that, (a) are not for less than fair market value and
     (b) together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than as provided in clauses
     (i) through (v) above) as permitted by this Section during the twelve-month period ending with the month prior to the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries, excluding from such calculation sales, leases, sale leasebacks or other dispositions where the fair market value of the asset sold in such transaction (or a series of related transactions) does not exceed $1,000,000.

     6.13. Conduct of Business; Investments and Acquisitions. Neither the Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower or such Subsidiaries on the date hereof and any business or activities which are reasonably similar, related or incidental thereto or logical extensions thereof. The Borrower will not, nor will it permit any Subsidiary to make or suffer to exist any Investments (including, without limitation, loans and advances to, and other

Investments in, Subsidiaries which are not Wholly-Owned Subsidiaries), or commitments therefor, or make any Acquisition of any Person, unless after giving effect to such Investment or Acquisition, on a pro forma basis (i) no Default or Unmatured Default shall have occurred and be continuing or would result therefrom and (ii) all of the representations and warranties contained herein shall be true and correct.

     6.14. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

          (i) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings, and provided that adequate reserves therefor are being maintained in accordance with Agreement Accounting Principles;

          (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due;

          (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

          (iv) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries;

          (v)    lessors' interests under Capitalized Leases and Synthetic
     Leases;

          (vi) Liens in favor of the Borrower or any Lien granted by any Subsidiary in favor of a Wholly-Owned Subsidiary;

          (vii) Liens existing on such Property at the time of its acquisition (directly or indirectly) (other than any such Lien created in contemplation of such acquisition);

          (viii) Liens on the Property of a Person that is merged with or into the Borrower or a Subsidiary or of a Person that becomes a Subsidiary after the Closing Date (in each case to the extent such merger, Acquisition or Investment is otherwise permitted by this Agreement), provided that
     (A) such Liens existed at the time such Person was so merged or became a Subsidiary and were not created in anticipation of any such transaction,
     (B) any such Lien does not by its terms cover any additional property or assets acquired after the time such Person was so merged or became a Subsidiary, and (C) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person was so merged or became a Subsidiary;

          (ix) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Borrower or any Subsidiary;

          (x)    Bank setoff rights arising in the ordinary course of business;

          (xi) Deposits or Liens to secure the performance (and not securing any Indebtedness) of statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business;

          (xii) Judgment or other similar Liens arising in connection with legal proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary, as the case may be, has established appropriate reserves against such claims in accordance with Agreement Accounting Principles;

          (xiii) Liens arising under the Loan Documents and arising under the 5-Year Revolving Credit Agreement and the related loan documents;

          (xiv) Liens on Receivables and Related Security arising in connection with connection with Permitted Receivables Transfers;

          (xv) Any extension, renewal or replacement (or successive extension, renewal, or replacement) in whole or in part, of any Lien referred to in the foregoing clauses (i) through (xiv) inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

          (xvi) Deposit arrangements and pledges of cash or cash equivalents that secure only obligations under Rate Hedging Agreements otherwise permitted hereunder;

          (xvii) other Liens, provided that the aggregate amount of the obligations secured thereby does not at any time exceed an amount which would cause a Default or Unmatured Default to occur or be continuing hereunder, including, without limitation, under Section 6.10.

In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of or require any equal and ratable sharing of a Lien on any of its properties or other assets in favor of the Agents and the Lenders, as collateral for the Obligations; provided, that any agreement, note, indenture or other instrument in connection with purchase money Indebtedness (including Capitalized Leases) and Synthetic Leases may prohibit the creation of a Lien in favor thereof on the items of property obtained with the proceeds of such purchase money Indebtedness or subject to such Synthetic Leases; provided, further, that the Receivables Purchase Documents may prohibit the creation of a Lien with respect to all of the assets of the SPV and with respect to the Receivables and Related Security of any of the Originators in favor thereof as collateral for the Obligations.

     6.15. Transactions with Affiliates and Joint Ventures. Except for Permitted Related Party Transactions and Permitted Strategic Transactions, the Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate or Joint Venture except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms (taken as a whole) not materially less favorable to the Borrower or the Borrower and its Subsidiaries (taken as a whole) than would occur in a comparable arms-length transaction.

     6.16. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation
(including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary) in respect of any Indebtedness except in connection with Indebtedness which if directly incurred by the Borrower or such Subsidiary, as applicable, would not result in a violation of Sections 6.10, 6.20 or 6.21.

     6.17. Sale and Leaseback. The Borrower will not, nor will it permit any Subsidiary to, sell or transfer any property in order to concurrently or subsequently lease as lessee such or similar property, if the aggregate book value of all such property sold and concurrently or subsequently leased back by the Borrower or a Subsidiary plus the book value of assets subject to Liens would exceed the amount permitted by Section 6.12(vi).

     6.18. Subordinated Indebtedness; Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to (a) make any amendment or modification to the indenture, note or other agreement evidencing or governing any subordinated Indebtedness of the Borrower or its Subsidiaries, or
(b) directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any such subordinated Indebtedness or make any other Restricted Payments; provided, however, the Borrower may declare or make any Restricted Payment if no Default or Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

     6.19. Guarantees. The Borrower will not permit any of its Subsidiaries to become co-obligors or guarantors of any Indebtedness, Synthetic Lease Obligations or Off-Balance Sheet Liabilities of the Borrower unless such Subsidiaries similarly become co-obligors or guarantors of the Indebtedness hereunder and under the 5-Year Revolving Credit Agreement.

     6.20. Debt Ratio. The Borrower shall not permit its Debt Ratio, calculated on a consolidated basis for the Borrower and its Subsidiaries, to exceed 3.25 to 1.0 on the last day of any fiscal quarter.

     6.21. Fixed Charge Coverage Ratio. The Borrower shall not permit its Fixed Charge Coverage Ratio, calculated on a consolidated basis for the Borrower and its Subsidiaries, to be less than 1.50 to 1.00 on the last day of any fiscal quarter.

     6.22. Financial Contracts. The Borrower shall not and shall not permit any of its Subsidiaries to enter into any Financial Contracts other than (a) Financial Contracts entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure and which, accordingly, are of a non-speculative nature (other than those in respect of Capital Stock of the Borrower or any of its Subsidiaries) and (b) Financial Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

                                   ARTICLE VII
                                    DEFAULTS


     7.1. Defaults. The occurrence of any one or more of the following events shall constitute a Default:

     7.1.1. Any written representation or warranty made or deemed made by or on behalf of the Borrower or its Subsidiaries to the Lenders or the Agents in any Loan Document or in any certificate or information delivered in writing in connection with any Loan Document shall be false in any material respect on the date as of which made.

     7.1.2. Nonpayment of principal of any Loan when due, or nonpayment of interest on any Loan within five days after the same becomes due, or nonpayment of fees or any other obligations under any of the Loan Documents within ten days after the same becomes due.

     7.1.3. The breach by the Borrower of any of the terms or provisions of Sections 6.1 through 6.3 or 6.10 through 6.22.

     7.1.4. The breach by the Borrower (other than a breach which constitutes a Default under Sections 7.1.1, 7.1.2, 7.1.3, 7.1.5 or 7.1.6) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after the earlier of (a) the date on which any Authorized Officer of the Borrower has actual knowledge thereof and (b) the receipt of written notice from any Agent or the Required Lenders.

     7.1.5. Failure of the Borrower or any of its Subsidiaries to pay (i) any Indebtedness under the 5-Year Revolving Credit Agreement or (ii) without duplication, any other Indebtedness (other than the Indebtedness hereunder), Priority Indebtedness, Off-Balance Sheet Liabilities or obligations arising under Financial Contracts with a principal amount individually or in the aggregate in excess of $35,000,000 when due (the Indebtedness, Priority Indebtedness, Off-Balance Sheet Liabilities and obligations arising under Financial Contracts in this clause (ii) being referred to as "MATERIAL LIABILITIES"), or the default by the Borrower or any of its Subsidiaries in the performance of any other term, provision or condition contained in the 5-Year Revolving Credit Agreement or any other agreement under which any such Material Liabilities was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness under the 5-Year Revolving Credit Agreement or such Material Liabilities to cause, such Indebtedness or Material Liabilities to become due prior to its stated maturity; or any such Indebtedness under the 5-Year Revolving Credit Agreement or such Material Liabilities shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment), prior to the stated maturity thereof.

     7.1.6. The Borrower, any of its Significant Subsidiaries or any Subsidiary which is a "Foreign Subsidiary Borrower" under and as defined in the 5-Year Revolving Credit Agreement shall (i) have an order for relief entered with respect to it under the United States bankruptcy laws as now or hereafter in effect or cause or allow any similar event to occur under any bankruptcy or similar law or laws for the relief of debtors as now or hereafter in effect in any other jurisdiction, (ii) make an assignment for the benefit of creditors,
(iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator, monitor or similar official for it or any substantial part of its Property, (iv) institute any proceeding seeking an order for relief under the United States bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or any of its Property or its debts under any law relating to bankruptcy, insolvency or reorganization or compromise of debt or relief of debtors as now or hereafter in effect in any jurisdiction including, without limitation, any organization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation, or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.1.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.1.7.

     7.1.7. Without its application, approval or consent, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, any Significant Subsidiary or any "Foreign Subsidiary Borrower" under and as defined in the 5-Year Revolving Credit Agreement or for any substantial part of its Property, or a proceeding described in Section 7.1.6(iv) shall be instituted against the Borrower, any Significant Subsidiary or any such Foreign Subsidiary Borrower and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

     7.1.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the Property of the Borrower, any Significant Subsidiary or any "Foreign Subsidiary Borrower" under and as defined in the 5-Year Revolving Credit Agreement taken as a whole.

     7.1.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $10,000,000 or any judgments or orders for the payment of money, the total amount of which for the Borrower and/or any Subsidiary exceeds $35,000,000, which are not stayed on appeal or otherwise being appropriately contested in good faith.

     7.1.10. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment which could reasonably be expected to have a Material Adverse Effect.

     7.1.11. The guaranty entered into by the Borrower of the indebtedness of certain of its Subsidiaries under the 5-Year Revolving Credit Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of such guaranty or any guarantor of the Obligations shall fail to observe or comply with any of the terms or provisions of any guaranty to which it is a party, or any guarantor of the Obligations denies that it has any further liability under any guaranty to which it is a party, or gives notice to such effect.

     7.1.12. The occurrence of any Change in Control.

                                  ARTICLE VII
                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     8.1. Acceleration. (a) If any Default described in Section 7.1.6 or 7.1.7 occurs, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and without any election or action on the part of any Agent or Lender.

     (b) If any Default occurs and is continuing (other than a Default described in Section 7.1.6 or 7.1.7), the Administrative Agent may with the consent of the Required Lenders, and shall upon the direction of the Required Lenders, terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon (if so declared) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

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

     8.2. Amendments.

     8.2.1. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent and the Syndication Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby (which, with respect to clauses (b) and (d) below shall be deemed to include all of the Lenders):

     (a) Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

     (b) Modify the percentage specified in the definition of Required Lenders.

     (c) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.7, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

     (d) Amend this Section 8.2.1.

     8.2.2. Notwithstanding the foregoing, with respect to any Schedules other than Schedule 2, at any time at the request of the Administrative Agent and at such additional times as the Borrower determines, the Borrower shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby. Unless any such supplement to such schedule or representation discloses the existence or occurrence of events, facts or circumstances which are not prohibited by the terms of this Agreement or any other Loan Documents, such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by the Administrative Agent, the Syndication Agent and the Required Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Agents or any Lender of any Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits, baskets or similar restrictions contained in this Agreement or any of the other Loan Documents.

     8.2.3. No amendment of any provision of this Agreement relating to any Agent shall be effective without the written consent of such Agent. No amendment of any provision of this Agreement which subjects any Appointed Lender to any additional obligation hereunder or otherwise affects its rights hereunder as described in Section 11.4 shall be effective without the written consent of such Appointed Lender or its Appointing Lender. The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

     8.3. Preservation of Rights. No delay or omission of the Lenders or an Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents and the Lenders until the Obligations have been paid in full.

                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Loan Documents and the making of the Loans herein contemplated.

     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3. Taxes. Any taxes (excluding income taxes and franchise taxes (imposed in lieu of income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document)) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

     9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agents and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agents and the Lenders relating to the subject matter thereof other than any fee letters among the Borrower and any of the Agents and any other agreements of any of the Borrower with any Agent which survive the execution of the Loan Documents.

     9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which an Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     9.7. Expenses; Indemnification. The Borrower shall reimburse each Agent and the Joint Book Runners for any reasonable costs and out-of-pocket expenses (including reasonable fees and time charges of attorneys for such Agent or Joint Book Runner, which attorneys may be employees of such Agent) paid or incurred by such Agent in connection with the syndication or the commitments and the preparation, negotiation, execution, delivery, review, amendment, modification and administration of the Loan Documents, except as otherwise agreed in writing from time to time; provided, however, that for the period up to and including the Closing Date, with respect to matters of U.S. law, the aforementioned reasonable fees and time charges of attorneys shall be limited to those incurred by Sidley Austin Brown

& Wood. The Borrower also agrees to reimburse the Agents and the Lenders for any costs, and out-of-pocket expenses (including fees and time charges of attorneys for the Agents and the Lenders, which attorneys may be employees of the Agents or the Lenders) paid or incurred by any Agent or Lender in connection with the collection and enforcement of the Loan Documents subject to the limitations set forth below. The Borrower further agrees to indemnify each Joint Book Runner, Agent and Lender, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not any Agent or Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan subject to the limitations set forth below, provided that the Borrower shall have no obligation to indemnify any person in respect of any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings except as (and to the extent) provided in Section 3.6 and Section
9.3 hereof. The Borrower shall have no obligation to indemnify any Joint Book Runner, Agent or Lender (or their respective directors, officers and employees) to the extent that any losses, claims, damages, penalties, judgments, liabilities and expenses are determined by a court of competent jurisdiction in a final, non-appealable order to have resulted from the gross negligence or willful misconduct of, or violation of applicable laws or any of the Loan Documents by, such Person. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

     9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the appropriate Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders if it so deems appropriate.

     9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agents shall be solely that of borrower and lender. No Agent or Lender shall have any fiduciary responsibilities to the Borrower. No Agent or Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that no Agent or Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of, or violation of applicable laws or any of the Loan Documents by, the party from which recovery is sought. No Agent or Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     9.12. Confidentiality. (a) The Borrower authorizes the Agents, the Joint Book Runners and each Lender, as any Agent, Joint Book Runner or Lender may elect in their sole discretion, to discuss with and furnish to the Lenders or to any other Person having an interest in the Obligations (whether as a guarantor, pledgor of collateral, participant, Transferee, potential Transferee or otherwise) all financial statements, audit reports and other information pertaining to the Borrower and its Subsidiaries whether such information was provided by the Borrower or prepared or obtained by any Agent, any Joint Book Runner or any Lender, subject to the provisions of this Section 9.12.

     (b) Any Lender may disclose to any one of its affiliates or (with the prior consent of the Borrower, which consent shall not be unreasonably withheld or delayed and shall be deemed to have been given if, within two days of receipt by the Borrower of any oral or written request for consent, such consent shall not have been expressly refused) any other Person with whom it is proposing to enter, or has entered into, any kind of transfer, participation assignment or other agreement regarding a transfer of interests in connection with this Agreement, (i) copies of any Loan Documents and (ii) any information which such Lender has acquired under or in connection with the Loan Documents, provided that such affiliate or Person shall first have agreed in writing (x) to be bound by the provisions of this Section 9.12(b), (y) to use such information only for purposes of analyzing and reviewing its acquisition or potential acquisition of any interest in connection with this Agreement and (z) to recognize and acknowledge the rights of the Borrower as a third-party beneficiary of the agreement embodied in such writing. Subject to the terms of the preceding sentence, each Lender shall keep confidential from any third party (including without limitation any affiliate of such Lender not having an interest in the purchase or transfer of any interest in connection with this Agreement) any data or information received by it from the Borrower in connection with this Agreement which is designated in writing as confidential by the Borrower, except
(1) any such data or information as is or becomes publicly available or generally known otherwise than as a result of a breach by such Lender of the terms of this sentence, (2) as is required by law or regulation or by a court of competent jurisdiction, whether pursuant to any procedure for discovering documents or otherwise, (3) as required or requested by any governmental or banking agency or regulatory authority of competent jurisdiction, (4) to its auditors, attorneys or other professional advisors or (5) as may be necessary to protect the interests of any of the Lenders, Joint Book Runners or the Agents or any of them under the Loan Documents in connection with any enforcement proceeding under the Loan Documents. Notwithstanding the foregoing, nothing herein shall prohibit the exchange of information between a Lender and a Lender's affiliate or Lending Installation to the extent necessary for the administration of the interests of such parties hereunder.

     (c) None of the Agents or Joint Book Runners or any of their respective employees, officers, directors or agents makes any representation or warranty regarding any audit reports or other analyses of the Borrower's and its Subsidiaries' condition which any Agent or Joint Book Runner may elect to distribute, whether such information was provided by the Borrower or prepared or obtained by the one or more of the Agents or Joint Book Runners, nor shall any of the Agents, Joint Book Runners or any of their respective employees, officers, directors or agents be liable to any Person or entity receiving a copy of such reports or analyses for any inaccuracy or omission contained in or relating thereto.

     9.13. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans provided for herein.

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

                                   ARTICLE X
                                   THE AGENTS


     10.1. Appointment; Nature of Relationship. Bank One is hereby appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. JP Morgan is hereby appointed by the Lenders as the Syndication Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Syndication Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and any other Loan Documents. Deutsche Bank Securities Inc., Citicorp USA, Inc. and UBS Warburg LLC are each hereby appointed by the Lenders as a Documentation Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes each Documentation Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and any other Loan Documents. Each Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined terms "Administrative Agent," "Syndication Agent", "Documentation Agent" and "Agents", it is expressly understood and agreed that no Agent shall have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that each Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, each Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code (or any comparable successor section) and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against any Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

     10.2. Powers. Each Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to such Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. No Agent shall have any implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by such Agent.

     10.3. General Immunity. No Agent nor any of their respective directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for (a) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct; or
(b) any determination by any Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances and Commitments hereunder to be classified as being part of a "highly leveraged transaction".

     10.4. No Responsibility for Loans, Recitals, etc. No Agent nor any of their directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, other than conditions which are satisfied upon such Agent's taking possession of any documents as required by Article IV; (iv) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan

Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. No Agent shall have any duty to disclose to the Lenders information that is not required to be furnished by the Borrower to such Agent at such time, but is voluntarily furnished by the Borrower to such Agent (either in its capacity as an Agent or in its individual capacity).

     10.5. Action on Instructions of Lenders. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or all Lenders if required under Section 8.2.1), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of the Obligations. The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. Each Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6. Employment of Agents and Counsel. Each Agent may execute any of its duties as an Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     10.7. Reliance on Documents; Counsel. Each Agent shall be entitled to rely upon any promissory note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by such Agent, which counsel may be employees of such Agent.

     5.8. Agents' Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) each Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which such Agent is entitled to reimbursement by the Borrower under the Loan Documents,
(ii) for any other expenses incurred by such Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of such Agent. The obligations of the Lenders under this
Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured

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

Default and stating that such notice is a "notice of default". In the event that any Agent receives such a notice, such Agent shall give prompt notice thereof to the Lenders.

     10.10. Rights as a Lender. In the event any Agent is a Lender, such Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not an Agent, and the term "Lender" or "Lenders" shall, at any time when such Agent is a Lender, unless the context otherwise indicates, include such Agent in its individual capacity. Any Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

     10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent, Joint Book Runner or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.12. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of such a successor Agent or, if no such successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Administrative Agent shall so resign if at any time it ceases to be a Lender. Any Agent may be removed at any time with or without cause by written notice received by such Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent to such Agent. If no such successor Agent shall have been so appointed by the Required Lenders within thirty days after such resigning Agent's giving notice of its intention to resign, then such resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent for itself. If any Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of such Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of any Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.

     10.13. No Duties Imposed Upon Syndication Agent, Documentation Agent or Arranger. Except as otherwise expressly provided in this Agreement, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a "Syndication Agent" or "Documentation Agent" or "Joint Book Runner" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a "Syndication Agent" or "Documentation Agent" or "Joint Book Runner" shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreement set forth in Section 10.11, each of the Lenders acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   ARTICLE VI
              SETOFF; ADJUSTMENTS AMONG LENDERS; APPOINTED LENDERS


     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default described in Sections 7.1.2, 7.1.6 or 7.1.7 occurs or the Loans are accelerated pursuant to Section 8.1, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender by the Borrower.

     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has a payment made to it upon its Loans to the Borrower (other than payments received pursuant to Section 3.1, 3.2, 3.4, 3.6 or 9.7) in a greater proportion than that received by any other Lender from the Borrower or its Loans, such Lender agrees, promptly upon demand, to purchase a portion of the Loans to the Borrower held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans to the Borrower. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

     11.3. Application of Payments. Subject to the provisions of Section 2.17, the Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 11.3, apply all payments and prepayments received after the occurrence and during the continuance of a Default in respect of any Obligations in the following order:

          (i) first, to pay interest on and then principal of any portion of the Loans which an Agent may have advanced on behalf of any Lender for which such Agent has not then been reimbursed by such Lender or the Borrower;

          (ii) second, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Agents;

          (iii) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders;

          (iv) fourth, to pay interest due in respect of Loans;

          (v) fifth, to the ratable payment or prepayment of principal outstanding on Loans;

          (vi) sixth, to the ratable payment of all other Obligations; and

          (vii) seventh, to the Borrower.

     Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans shall be applied first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurodollar Loans with those Eurodollar Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 11.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agents and the Lenders as among themselves. The order of priority set forth in clauses (iii) through (vi) of this Section 11.3 may at any time and from time to time be changed by all of the Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order of priority set forth in clauses (i) and (ii) of this Section 11.3 may be changed only with the prior written consent of the Agents.

     11.4. Appointed Lenders. (a) Subject to the terms and conditions set forth in this Section 11.4(a), any Lender may from time to time elect to designate an Eligible Appointee to provide all or any part of the Loans to be made by such Lender pursuant to this Agreement; provided the designation of an Eligible Appointee by any Lender for purposes of this Section 11.4(a) shall be subject to the approval of the Administrative Agent. Upon the execution by the parties to each such designation of an agreement in the form of Exhibit G hereto (an "APPOINTMENT AGREEMENT") and the acceptance thereof by the Administrative Agent, the Eligible Appointee shall become an Appointed Lender for purposes of this Agreement. The Appointing Lender shall thereafter have the right to permit the Appointed Lender to provide all or a portion of the Loans to be made by the Appointing Lender pursuant to the terms of this Agreement and the making of such Loans or portion thereof shall satisfy the obligation of the Appointing Lender to the same extent, and as if, such Loan was made by the Appointing Lender. As to any Loan made by it, each Appointing Lender shall have all the rights a Lender making such Loan would have under this Agreement and otherwise; provided,
(x) that all voting rights under this Agreement shall be exercised solely by the Appointing Lender and (y) each Appointing Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of Loans made by its Appointed Lender. No additional promissory notes shall be required with regard to Loans made by an Appointed Lender; provided, however, to the extent any Appointed Lender shall advance funds, the Appointing Lender shall be deemed to hold any promissory notes in its possession as an agent for such Appointed Lender to the extent of the Loan funded by such Appointed Lender. Such Appointing Lender shall act as administrative agent for its Appointed Lender and give and receive notices and communications hereunder. Any payments for the account of any Appointed Lender shall be paid to its Appointing Lender as administrative agent for such Appointed Lender and neither the Borrower nor any Agent shall be responsible for any Appointing Lender's application of any such payments. In addition, any Appointed Lender may (i) with notice to, but without the consent of the Borrower and the Administrative Agent, assign all or portions of its interests in any Loans to its Appointing Lender or to any financial institution consented to by the Borrower and the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Appointed Lender and (ii) subject to advising any such Person that such information is to be treated as confidential in accordance with such Person's customary practices for dealing with confidential, non-public information, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Appointed Lender.

     (b) Each party to this Agreement hereby agrees that it shall not institute against, or join any other person in instituting against any Appointed Lender any bankruptcy, reorganization, arrangements, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Appointed

Lender; provided that the Appointing Lender for each Appointed Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against such Appointed Lender. This Section 11.4 shall survive the termination of this Agreement.


                                  ARTICLE XII
                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or any Agent, assign all or any portion of its rights under this Agreement, the Loan Documents to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the payee of any Loan Document as the owner thereof for all purposes hereof unless and until such payee complies with
Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of any of the Loans or a promissory note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of any of the Loans or a holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Loans or of any promissory note or notes issued in exchange therefor.

     12.2. Participations.


     12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any promissory note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Loan or promissory note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests (including without limitation payments with respect to Non-Excluded Taxes), and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

     12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require the consent of all Lenders under Section 8.2.1.

     12.2.3. Benefit of Setoff; Increased Costs and Yield Protection. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1, the right to yield protection provided in
Section 3.1 and right to funding indemnification provided in Section 3.4 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1, the right to yield protection provided in
Section 3.1 and right to funding indemnification provided in Section 3.4 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1 or by recovering amounts to which it is entitled pursuant to Section 3.1 or 3.4, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3. Assignments.

     12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks, finance companies, insurance companies or other financial institutions or funds that are engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business or, after the occurrence of any Default, any other entity ("PURCHASERS") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit E hereto (an "ASSIGNMENT") or in such other form as may be agreed to by the parties thereto. The consent of the Borrower, the Administrative Agent and the Syndication Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender, an Affiliate thereof (which Affiliate is a bank, finance company, insurance company or other financial institution) or a special purpose vehicle administered or sponsored by any such Lender or Affiliate that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent by the Borrower and the Agents shall not be unreasonably withheld or delayed. Each such assignment (other than an assignment to another Lender or an Affiliate thereof) shall be in an amount not less than the lesser of (i) $10,000,000 and in integral multiples of $1,000,000 thereafter unless otherwise agreed to by the Administrative Agent and, if no Default has occurred and is continuing, the Borrower, or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment).

     12.3.2. Effect; Effective Date. Upon (i) delivery to the Agents of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit E hereto (a "NOTICE OF ASSIGNMENT"), together with any consents required by
Section 12.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (provided that such fee shall not be required if such assignment is to an existing Lender or an Affiliate thereof), such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agents shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that any requested promissory notes, if applicable, are issued to such transferor Lender.

     12.3.3. Register. The Administrative Agent, acting solely for this purpose as the agent of the Borrower, shall maintain at its address referred to in
Section 13.1 a copy of each Notice of Assignment delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time upon reasonable prior notice.

     12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "TRANSFEREE") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries provided that each Transferee and prospective Transferee agrees to be bound by Section 9.12.

     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.6.


                                  ARTICLE XIII
                                     NOTICES

     13.1. Notices. Except as otherwise permitted by Article II with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or an Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in Schedule 1 hereto or otherwise established pursuant to an Assignment or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

     13.2. Change of Address. The Borrower, any Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                                   ARTICLE XIV
                                  COUNTERPARTS

     14.1. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agents and the Lenders.

                                   ARTICLE XV
     CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL, JUDGMENT
                                    CURRENCY


     15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     15.2. WAIVER OF JURY TRIAL. THE BORROWER, EACH AGENT AND EACH LENDER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     15.3. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

          (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of state or federal courts located in Chicago, Illinois and appellate courts from any thereof;

          (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be, at the address specified in Section 13.1, or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

     15.4. Acknowledgments. The Borrower hereby acknowledges that:


     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

     (b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

                    SIGNATURE PAGES TO BE ATTACHED SEPARATELY

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agents have executed this Agreement as of the date first above written.



                                 BORROWER:


                                 ARVINMERITOR, INC.


                                 By:           /s/ Frank A. Voltolina
                                     -------------------------------------------
                                 Name:  Frank A. Voltolina
                                 Title: Vice President and Treasurer


                                 2135 West Maple Road
                                 Troy, Michigan 48084-7186
                                 Attention: Treasurer
                                 Phone: (248) 435-1000
                                 Facsimile: (248) 435-0663



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                 LENDERS:


                                 BANK ONE, NA (Main Office Chicago), as
                                 Administrative Agent and as a Lender


                                 By:           /s/ William J. Maxbauer
                                     -------------------------------------------
                                 Name:  William J. Maxbauer
                                 Title: Director


                                 611 Woodward Avenue
                                 Suite Mil-8074
                                 Detroit, Michigan 48226
                                 Attention: Richard H. Huttenlocher
                                            Managing Director
                                 Phone: 313-225-2259
                                 Facsimile: 313-225-2290
                                 E-mail: ric_huttenlocher@bankone.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                 JP MORGAN CHASE BANK, as Syndication
                                 Agent and as a Lender


                                 By:           /s/ Karen May Sharf
                                     -------------------------------------------
                                 Name:  Karen May Sharf
                                 Title: Vice President


                                 270 Park Avenue, 15th Floor
                                 New York, New York 10017
                                 Attention: Karen May Sharf
                                 Phone: 212-270-5659
                                 Facsimile: 212-270-5120
                                 E-mail: karen.sharf@jpmorgan.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                 CITICORP USA, INC., as a Documentation
                                 Agent and as a Lender


                                 By:           /s/ Michael D' Arina
                                     -------------------------------------------
                                 Name:  Michael D' Arina
                                 Title: AVP


                                 Citibank, N.A.
                                 2 Penns Way, Suite 200
                                 New Castle, DE 19720
                                 Attention: Christine Kanicki
                                 Phone: (302) 894-6089
                                 Facsimile: (302) 894-6120
                                 E-mail: christine.m.kanicki@citi.com


                                 with original documents sent to:


                                 388 Greenwich Street
                                 23rd Floor
                                 New York, New York 10013
                                 Attention: Brian Ike
                                 Phone: 212-816-5035
                                 Facsimile: 212-816-5702
                                 E-mail: brian.y.ike@citi.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                 DEUTSCHE BANK SECURITIES INC., as a
                                 Documentation Agent


                                 By:           /s/ Oliver Schwarz
                                     -------------------------------------------
                                 Name:  Oliver Schwarz
                                 Title: Vice President



                                 By:           /s/ Hans-Josef Thiele
                                     -------------------------------------------
                                 Name:  Hans-Josef Thiele
                                 Title: Director



                                 DEUTSCHE BANK AG
                                 NEW YORK BRANCH, as a Lender


                                 By:           /s/ Oliver Schwarz
                                     -------------------------------------------
                                 Name:  Oliver Schwarz
                                 Title: Vice President



                                 By:           /s/ Hans-Josef Thiele
                                     -------------------------------------------
                                 Name:  Hans-Josef Thiele
                                 Title: Director


                                 Deusche Bank AG New York
                                 31 West 52nd Street
                                 Mailstop NYC01-2408
                                 New York, New York 10019
                                 Attention: Oliver Schwarz
                                 Phone: 212-469-8610
                                 Facsimile: 212-469-2930
                                 E-mail: oliver.schwarz@db.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                       UBS WARBURG LLC, as a Documentation Agent


                                       By:           /s/ Reto Jenal
                                           -------------------------------------
                                       Name:  Reto Jenal
                                       Title: Executive Director
                                              F1 Banking Products


                                       By:         /s/ James P. Boland
                                           ------------------------------------
                                       Name:  James P. Boland
                                       Title: Executive Director



                                       UBS AG. STAMFORD BRANCH, as a Lender


                                       By:          /s/ Patricia O'Kicki
                                           ------------------------------------
                                       Name:  Patricia O'Kicki
                                       Title: Director


                                       By:         /s/ Wilfred V. Saint
                                           ------------------------------------
                                       Name:  Wilfred V. Saint
                                       Title: Associate Director


                                       677 Washington Boulevard
                                       Stamford, Connecticut 06901
                                       Attention: Denise Conzo
                                       Phone: 203-719-3853
                                       Facsimile: 203-719-3888
                                       E-mail: denise.conzo@ubsw.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                             MERRILL LYNCH BANK USA, as a Lender


                                             By:        /s/ D. Kevin Imlay
                                                 -------------------------------
                                             Name:  D. Kevin Imlay
                                             Title: Senior Credit Officer


                                             15 West South Temple
                                             Suite 300
                                             Salt Lake City, UT 84101
                                             Attention: Kevin Imlay
                                             Phone: (801) 526-8300
                                             Facsimile: (801) 531-7470
                                             E-mail: kevin_imlay@ml.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                       BANK OF AMERICA, N.A., as a Lender


                                       By:     /s/ Charles A. McDonell
                                           -------------------------------
                                       Name:  Charles A. McDonell
                                       Title: Managing Director


                                       231 S. LaSalle Street
                                       IL1-231-9-27
                                       Chicago, Illinois 60657
                                       Attention: Charles A. McDonell
                                       Phone: 312-828-6225
                                       Facsimile: 312-974-8811
                                       E-mail: chas.a.mcdonell@bankofamerica.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                 THE BANK OF NEW YORK, as a Lender


                                 By:           /s/ Joshua Feldman
                                     -------------------------------------------
                                 Name:  Joshua Feldman
                                 Title: Vice President


                                 One Wall Street
                                 22nd Floor
                                 New York, New York 10286
                                 Attention: Joshua Feldman
                                 Phone: 212-635-7906
                                 Facsimile: 212-635-6434
                                 E-mail: jfeldman@bankofny.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                 COMERICA BANK, as a Lender


                                 By:           /s/ Robert M. Ramirez
                                     -------------------------------------------
                                 Name:  Robert M. Ramirez
                                 Title: Assistant Vice President


                                 One Detroit Center
                                 500 Woodward Avenue, 9th Floor
                                 MC3265 - Automotive
                                 Detroit, Michigan 48226
                                 Attention: Robert M. Ramirez
                                 Phone: 313-222-5431
                                 Facsimile: 313-222-3776
                                 E-mail: robert_m_ramirez@comerica.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                 HSBC BANK PLC, as a Lender


                                 By:           /s/ G.R. Thomas
                                     -------------------------------------------
                                 Name:  G.R. Thomas
                                 Title: Global Relationship Manager


                                 27-32 Poultry, 3rd Floor
                                 London EC2P 2BX
                                 United Kingdom
                                 Attention: G.R. Thomas
                                 Phone: 44 20 7260 4617
                                 Facsimile: 44 20 7260 5448
                                 E-mail: r.thomas@hsbc.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                 SUNTRUST BANK, as a Lender


                                 By:           /s/ William C. Humphries
                                     -------------------------------------------
                                 Name:  William C. Humphries
                                 Title: Director


                                 By:
                                     -------------------------------------------
                                 Name:
                                 Title:


                                 303 Peachtree Street, NE
                                 10th Floor
                                 Atlanta, Georgia 30302-4418
                                 Attention: William Humphries
                                 Phone: 404-724-3931
                                 Facsimile: 404-588-8505
                                 E-mail: william.humphries@suntrust.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                 BANK OF TOKYO-MITSUBISHI TRUST
                                 COMPANY, as a Lender


                                 By:           /s/ Paresh R. Shah
                                     -------------------------------------------
                                 Name:  Paresh R. Shah
                                 Title: Vice President



                                 BTM Information Services, Inc.
                                 c/o Bank of Tokyo-Mitsubishi Trust Company
                                 1251 Avenue of the Americas
                                 12th Floor
                                 New York, NY 10020
                                 Attention: Mr. Rolando Uy
                                            Assistant Vice President
                                            Loan Operations Department
                                 Phone: (201) 413-8570
                                 Facsimile: (201) 521-2304


                                 with original documents sent to:


                                 1251 Avenue of the Americas
                                 12th Floor
                                 New York, New York 10020
                                 Attention: Paresh R. Shah
                                 Phone: (212) 782-5649
                                 Facsimile: (212) 782-6440



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                     BAYERISCHE LANDESBANK GIROZENTRALE
                                     CAYMAN ISLANDS BRANCH
                                     as a Lender


                                     By:            /s/ Peter Obermann
                                         ---------------------------------------
                                     Name:  Peter Obermann
                                     Title: Senior Vice President


                                     By:  /s/ James H. Boyle
                                         ---------------------------------------
                                     Name:  James H. Boyle
                                     Title: Vice President


                                     Address: #17th Floor, 560 Lexington Avenue,
                                     New York, NY 10022


                                     Attention: Sunny Chen
                                     Phone: 212-230-9089
                                     Facsimile: 212-310-9995
                                     E-mail: schen@baylbny.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                             CREDIT LYONNAIS, NEW YORK BRANCH,
                                             as a Lender


                                             By:         /s/ Lee E. Greve
                                                 -------------------------------
                                             Name:  Lee E. Greve
                                             Title: First Vice President


                                             227 West Monroe Street, Suite 3800
                                             Chicago, Illinois 60606
                                             Attention: Nigel R. Carter
                                                        Vice President
                                                        Head of Automotive Group
                                             Phone: 312-220-7310
                                             Facsimile: 312-641-0527
                                             E-mail: nigel.carter@clamericas.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                 TORONTO DOMINION (TEXAS), INC., as a
                                 Lender


                                 By:           /s/ Ann S. Slanis
                                     -------------------------------------------
                                 Name:  Ann S. Slanis
                                 Title: Vice President


                                 909 Fannin, Suite 1700
                                 Houston, Texas 77010


                                 Attention: Ann Slanis
                                 Phone: 713-427-8522
                                 Facsimile: 713-951-9921
                                 E-mail: ann.slanis@tdsecurities.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                 NATIONAL CITY BANK of INDIANA, as a
                                 Lender


                                 By:           /s/ David G. McNeely
                                     -------------------------------------------
                                 Name:  David G. McNeely
                                 Title: Corporate Banking Officer


                                 One National City Center, Suite 200E
                                 Indianapolis, IN 46255


                                 Attention: David G. McNeely
                                 Phone: (317) 267-7743
                                 Facsimile: (317) 267-8899
                                 E-mail: david.mcneely@Nationalcity.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002

                                 NORDEA BANK FINLAND PLC, as a Lender


                                 By:           /s/ Ulf Forsstrom
                                     -------------------------------------------
                                 Name:  Ulf Forsstrom
                                 Title: Vice President


                                 By:           /s/ Thomas Hickey
                                     -------------------------------------------
                                 Name:  Thomas Hickey
                                 Title: Vice President


                                 437 Madison Avenue
                                 New York, NY 10022
                                 Attention: Ulf Forsstrom
                                            Vice President


                                 Phone: 212-318-9302
                                 Facsimile: 212-421-4420
                                 E-mail: ulf.forsstrom@nordeany.com



                               Signature Page to
                            3-Year Credit Agreement
                           dated as of June 26, 2002